Exhibit 99.1
Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

SAN DIEGO, May 9, 2017 - Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today reported financial results and recent highlights for the first quarter ended March 31, 2017.

“The first quarter was marked by strong progress in our ongoing clinical studies of PEGPH20 and continued momentum with partners of our ENHANZE® technology,” said Dr. Helen Torley, president and chief executive officer. “Enrollment is progressing to plan in HALO-301, our ongoing Phase 3 study of PEGPH20 in pancreas cancer patients and in the HALO-101 study of PEGPH20 in combination with KEYTRUDA® in advanced gastric and non-small cell lung cancer patients, supporting the potential for first efficacy data in combination with a PD-1 inhibitor in the fourth quarter. In addition, we are delighted that our Phase 2 HALO-202 study was selected for an oral presentation at the upcoming American Society of Clinical Oncology annual meeting.

“At the same time, the outlook for our ENHANZE® technology has never been stronger following the unanimous FDA advisory committee in March supporting rituximab SC. Our pipeline of active partner discussions has continued to expand, and while the timing for new ENHANZE® collaboration agreements is unpredictable, it remains our goal to sign another agreement in 2017.”

First Quarter 2017 and Recent Highlights include:

•
Acceptance of Halozyme’s Phase 2 randomized HALO-202 study data for an oral presentation at the ASCO Annual Meeting. The presentation will expand on the topline results shared in January with additional data from the study as of December 2016.

•	Enrollment tracking to plan in HALO-301, the company’s Phase 3 study of pancreas cancer patients at over 200 global sites in 22 countries.

•
Progressing in the dose expansion phase of the ongoing Phase 1b clinical study evaluating PEGPH20 in combination with KEYTRUDA® (pembrolizumab) in relapsed non-small cell lung and gastric cancer patients. Enrollment is progressing to plan and may enable Halozyme to report response rate data by the end of the year, depending on the pace of enrollment and time to response.

•
Presenting data showing PEGPH20 increases immune response and effectiveness of immunotherapies in preclinical animal models at the American Association of Cancer Research annual meeting. The research showed a significant increase in the accumulation of cancer-fighting CD8+ T cells in mice treated with PEGPH20, and that PEGPH20 increased the effectiveness of an anti-PD-L1 therapy by 411 percent compared to anti-PD-L1 alone as measured by tumor growth inhibition in an HA-rich mouse model.

•
Announcing an Oncologic Drug Advisory Committee of the U.S. Food and Drug Administration voted 11 to 0 that the benefit/risk of rituximab/hyaluronidase for subcutaneous injection was favorable for patients in the proposed indications of follicular lymphoma, diffuse large B-cell lymphoma and chronic lymphocytic leukemia. The FDA action date is June 26. Analysts estimate rituxumab sales in oncology indications in the United States were approximately $3 billion in 2016.

•
Advancing the development of multiple products using Halozyme’s ENHANZE® technology. Roche continues in its ongoing Phase 1 study to examine the combination of Herceptin SC and a subcutaneous formulation of Perjeta using ENHANZE®, including investigation into whether a single injection of the combination can be achieved, potentially providing a significant convenience for patients.

In addition, Janssen has developed a rapid delivery SC formulation of daratumumab using ENHANZE® technology and recently dosed the first patients as part of their ongoing Phase 1 study. Janssen is currently planning to initiate a Phase 3 study using the new formulation later this year.

The collaboration with Lilly using Halozyme’s ENHANZE® technology is progressing across multiple targets with preclinical and clinical studies this year and next.

First Quarter 2017 Financial Highlights

•
Revenue for the first quarter was $29.6 million compared to $42.5 million for the first quarter of 2016. The year-over-year decrease was driven by $15.5 million received in license and milestone payments from Lilly, AbbVie and Pfizer in the first quarter of 2016, partially offset by increases in royalties from partner sales of Herceptin® SC, MabThera® SC and HYQVIA®, and research and development reimbursements from ENHANZE® partners. Revenue for the first quarter included $14 million in royalties, an increase of 23 percent from the prior-year period, $8.2 million in sales of bulk rHuPH20 primarily for use in manufacturing collaboration products and $3.2 million in HYLENEX® recombinant (hyaluronidase human injection) product sales.

•
Research and development expenses for the first quarter were $36.9 million, compared to $40.1 million for the first quarter of 2016. The decrease was driven by drug product purchases for the HALO-301 study as well as one-time costs related to companion diagnostic development.

•
Selling, general and administrative expenses for the first quarter were $12.6 million, compared to $10.8 million for the first quarter of 2016. The increase was primarily due to personnel expenses, including stock compensation, for the period.

•	Net loss for the first quarter was $32.9 million, or $0.26 per share, compared to net loss in the first quarter of 2016 of $19.8 million, or $0.16 per share.

•	Cash, cash equivalents and marketable securities were $179 million at March 31, 2017, compared to $205 million at December 31, 2016.

Financial Outlook for 2017

For 2017, the company reiterated its financial guidance of:

•	Net revenue of $115 million to $130 million;

•	Operating expenses of $240 million to $250 million;

•	Operating cash burn of $75 million to $85 million; and

•	Year-end cash balance of $110 million to $125 million.

Webcast and Conference Call
Halozyme will webcast its Quarterly Update Conference Call for the first quarter of 2017 today, Tuesday, May 9 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Helen Torley, president and chief executive officer, will lead the call. The call will be webcast live through the "Investors" section of Halozyme's corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit http://www.halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. The call may also be accessed at (877) 410-5657 (domestic callers) (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay ID number 22142823.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie and Lilly for its ENHANZE® drug delivery technology. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2017, the development and commercialization of product candidates, including clinical trial patient enrollment projections and future development activities of our collaboration partners, the potential benefits and attributes of such product candidates and expected financial outlook for 2017) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues, including revenues from collaborators, unexpected results or delays in development of product candidates, including delays in clinical trial patient enrollment and development activities of our collaboration partners, and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2017.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Product sales, net	$11,434	$12,940
Royalties	13,982	11,387
Revenues under collaborative agreements	4,152	18,172
Total revenues	29,568	42,499

Operating expenses:
Cost of product sales	7,544	7,762
Research and development	36,935	40,100
Selling, general and administrative	12,615	10,806
Total operating expenses	57,094	58,668

Operating loss	(27,526)	(16,169)
Other income (expense):
Investment and other income, net	287	229
Interest expense	(5,448)	(3,876)
Net loss before income taxes	(32,687)	(19,816)
Income tax expense	210	—
Net loss	$(32,897)	$(19,816)

Net loss per share:
Basic and diluted	$(0.26)	$(0.16)

Shares used in computing net loss per share:
Basic and diluted	128,615	127,615

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$45,188	$66,764
Marketable securities, available-for-sale	133,797	138,217
Accounts receivable, net	12,452	15,680
Inventories	14,290	14,623
Prepaid expenses and other assets	16,627	21,248
Total current assets	222,354	256,532
Property and equipment, net	3,741	4,264
Prepaid expenses and other assets	172	219
Restricted cash	500	500
Total assets	$226,767	$261,515

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,079	$3,578
Accrued expenses	24,935	28,821
Deferred revenue, current portion	4,093	4,793
Current portion of long-term debt	29,601	17,393
Total current liabilities	61,708	54,585

Deferred revenue, net of current portion	38,802	39,825
Long-term debt, net	184,430	199,228
Other long-term liabilities	326	358

Stockholders’ deficit:
Common stock	130	130
Additional paid-in capital	559,659	552,737
Accumulated other comprehensive loss	(49)	(6)
Accumulated deficit	(618,239)	(585,342)
Total stockholders’ deficit	(58,499)	(32,481)
Total liabilities and stockholders’ deficit	$226,767	$261,515

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